Exhibit 10.7

Flexible Time off (FTO) SLT Members Human Resources

Policy Owner: SVP HR & Chief People Officer

Prepared By: HR Manager, Denver	Effective Date: 1-1-2015

Approved By: Bobbi McPherson SVP HR & CPO

TABLE OF CONTENTS

1.0 Intent and Purpose

2.0 Scope

3.0 Policy

4.0 Responsibility

5.0 Governance

6.0 Acknowledgment

1.0 Intent and Purpose

Flexible Time Off (FTO) is paid time off from work for reasonable amounts of time for rest, relaxation, including vacation, holidays, medical and personal appointments and short term illnesses. The intent of the FTO policy is enable senior executives to take time off when it is convenient for them and will not interfere with their responsibilities to Intrawest.

2.0 Scope

FTO applies to all eligible Senior Leadership Team (SLT) members in both the U.S. and Canada.

3.0 Policy

FTO Usage

There are no maximum limits on FTO, except as described below with respect to Approved Leaves of Absence. SLT members can use FTO in any increment of time. It is the responsibility of each SLT member to ensure his or her job performance is not jeopardized and business operations are not affected by taking FTO. Intrawest expects SLT members to manage their FTO effectively by planning ahead whenever possible in order to maintain adequate coverage and continuity of business operations. Canadian SLT members are required to take vacation in accordance with the employment standards legislation of the province in which they are employed, but other than that are free to determine whether or not they wish to take additional vacation time over and above that set out in the legislation.

Accordingly, SLT members are expected to:

•	Obtain advance approval of planned FTO from the person to whom they have a direct reporting relationship and promptly inform such person when unplanned vacation or sick days are necessary.
•	Communicate planned time off in advance to their team members and be mindful of their job responsibilities and the business needs of the Company.
•	Understand that due to staffing needs, sometimes, not all time off requests will be approved.
•	Meet all established goals and responsibilities, despite any time off.
•	Not abuse the FTO policy or act in any manner that would be contrary to the intent and purpose of the policy or set an improper example for other employees of Intrawest.

FTO concurrent with an approved Leave of Absence

SLT members who want or need to take FTO for a reason that would qualify for an approved leave of absence must work with the Human Resources Department to ensure that time off is properly designated. FTO may be used concurrently during time off that qualifies for an approved leave of absence up to the following maximum limits:

•	Family Medical Qualified Leave or Other State/Province Disability
o	up to four weeks or 160 hours may be applied to extend salary coverage during any part of a Family Medical Leave Act leave or Other State/Province Disability leave that is not otherwise covered by paid disability or other paid leave.
•	Non-Qualified Medical Leave – up to four weeks or 160 hours.
•	Military Leave (all types) – up to four weeks or 160 hours.
•	Personal Leave – up to four weeks or 160 hours, except for a Personal Leave that is taken immediately following another leave of absence.
•	Other approved leave required or permitted by law – up to four weeks or 160 hours; however, SLT member may not receive more than 100% of his or her base wage.

Separation of Employment

FTO is not earned or accrued therefore no payout will be given upon separation from the Company.

4.0 Responsibility

Intrawest will not allow any form of retaliation against individuals who report alleged violations of this policy or who cooperate in the Company’s investigation of such reports. Retaliation is unacceptable. Any form of retaliation in violation of this policy will result in disciplinary action, up to and including discharge.

5.0 Governance

In the instance that any questions arise regarding this Policy please contact Human Resources assigned to your location.

In the event opinions differ on the appropriate treatment of a situation, the issue will be escalated to the Chief People Officer or Chief Executive Officer as appropriate.

Intrawest reserves the right to change this policy at any time.

6.0 Acknowledgment

I hereby acknowledge and agree that I have received a copy of the SLT FTO policy that is effective January 1, 2015, (“Effective Date”) and I understand if I have any questions I will consult with Human Resources.

I further acknowledge and agree that I have read and understand this SLT FTO policy and will comply with it and further that I am bound by the provisions contained herein, and that the SLT FTO policy supersedes and replaces any previous employment agreement, offer letter or policy in effect prior to the Effective Date, as applicable, regarding vacation, sick time and other time off.

Travis Mayer
Employee Name (Printed)

/s/ Travis Mayer
Employee Signature

1/16/2015
Date